FIDELITY HOLDINGS, INC.

           Certificate of Designation, Powers, preferences and Rights of the
            1997A - Major Automotive Group Series of Preferred Stock

                                ($.01 Par Value)
                       Liquidation Value $10.00 Per Share

                      Pursuant to Section 78.195(6) of the
                     Corporation law of the State of Nevada

      The undersigned, President of FIDELITY HOLDINGS, INC., a Nevada Corporation (hereinafter called the "Company") does hereby certify as required by NRS 78.195(6) that the following resolution has been duly adopted by the Board of Directors of the Company:

      RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation) of the Company, there hereby is created, out of the 2,000,000 shares of preferred stock of the Company authorized in Article III of its Certificate of Incorporation (the "Preferred Stock"), a series of 100 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):

      1. Designation.

      The designation of the said series of the Preferred Stock shall be the "The 1997A-MAJOR AUTOMOTIVE GROUP Series of Preferred Stock" (hereinafter the "1997A-MAJOR Series").

      2. Number of Shares; Par Value.

      The number of shares of the 1997A-MAJOR Sodas shall be limited to 100. The shares of the 1997A-MAJOR Series shall be issued as full shares and shall have a par value of $.01 per share.

      3. Dividends

      The holders of the 1997A-MAJOR Series of Preferred Stock shall not be entitled to receive any dividends or distributions, whether specially or generally declared, whether in cash or in property, and whether or not funds of the Company at the time are legally available for the declaration of dividends.

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      4. Liquidation.

      In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of shares of 1997A- MAJOR Series of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, the sum of One Dollar ($1.00) per share.

      5. Redemption.

      The Company, at the option of the Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the 1997A-MAJOR Series of Preferred Stock, if:

      (a) the Company shall dispose of the Major Automotive Group division and shall have no further motor vehicle operations subject to the control of the holders of the 1997A-MAJOR Series; or (b) the Management Agreement between the Company and Bruce and Harold Bendell shall be terminated by Bruce and Harold Bendell or shall be terminated by mutual Agreement; or (c) the Company shall issue another series or class of security for the control of its motor vehicle operations and the redemption of the 1997A- MAJOR Series shall be approved by the then existing manufacturers/franchisers.

      6. Voting.

      The purpose of the 1997A-MAJOR Series is to provide a structural guarantee of control of the motor vehicle dealerships being acquired by the Company through the issuance of a class/series of stock which can control the Company's subsidiary or subsidiaries which own such dealerships. Accordingly, the 1997A-MAJOR Series of Preferred Stock shall have voting rights, strictly limited to the election of a majority of the Board of Directors of Major Automotive Group, Inc. and/or such other subsidiaries and affiliates of the Company as shall be engaged in the operation of motor vehicle dealerships. For voting purposes, such series shall be considered as a separate class of Preferred Stock and shall not vote with any other series. The 1997A-MAJOR Series shall not have any other voting rights.

      7. Conversion.

      The shares of 1997A-MAJOR Series of Preferred Stock shall not be convertible into any other security of the Company.

      8. No Preemptive Rights.

      No holder of any shares of the 1997A-MAJOR Series of Convertible Preferred Stock, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

      IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this ____ day of _____________.

                                     FIDELITY HOLDINGS, INC.

ATTEST:
(Corporate Seal]

                                By:


       Secretary